SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2003

VERITAS Software Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-26247	77-0507675

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Ellis Street Mountain View, California	94043

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 527-8000

Not applicable

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

     On August 18, 2003, VERITAS Software Corporation completed the redemption of its 5 1/4% Convertible Subordinated Notes Due 2004 (the “5 1/4% Notes”) and 1.856% Convertible Subordinated Notes Due 2006 (the “1.856% Notes” and together with the 5 1/4% Notes, the “Notes”). The Notes were called for redemption on July 28, 2003. Holders of the 5 1/4% Notes elected to convert all of their notes into an aggregate of 6,695,492 shares of VERITAS’ common stock. Holders of an aggregate accreted principal amount of approximately $17.6 million of the 1.856% Notes elected to convert their notes into 491,663 shares of VERITAS’ common stock. The remaining outstanding 1.856% Notes were redeemed on August 18, 2003 for an aggregate cash redemption amount of approximately $391.7 million. Beginning August 18, 2003, interest ceased to accrue on the Notes.

     As previously announced, in July 2003 the board of directors of VERITAS authorized a program to repurchase common stock in an amount of up to $300 million plus the market value at the time of repurchase of any shares issued upon conversion of the 1.856% Notes. Accordingly, VERITAS is authorized to repurchase the 491,663 shares of common stock issued upon conversion of the 1.856% Notes and expects to do so from time to time on the open market or in privately negotiated transactions. Depending on market conditions and other factors, these repurchases may be commenced or suspended from time to time without prior notice.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERITAS Software Corporation

Date: August 19, 2003	By:	/s/ John Brigden
John Brigden Senior Vice President, General Counsel and Secretary